Mistras Group, Inc.
Compensation Plan for Non-Employee Directors
Effective January 1, 2025

Participants:	Members of the Board of Directors who are not employees of the Company.
Annual Retainer:	$100,000 per year, payable $25,000 per quarter at the beginning of each quarter. This amount will be paid in cash.
Committee Chair Fees:	Committee Chairs shall receive the following annual fees, payable quarterly in cash with the annual retainer payments:
Audit Committee: $15,300
Compensation Committee: $15,300
Corporate Governance Committee: $12,500
Environmental, Social and Safety Committee: $12,500

Lead Director Fee:	$33,000 per year, payable $8,250 per quarter in cash with the annual retainer payments.

Annual Equity Awards:	$115,000 of Company common stock, to be granted under the Mistras Group, Inc. 2016 Long-Term Incentive Plan. The awards will be granted immediately after the Annual Shareholders Meeting in the current year.

Pricing of Equity Awards:	The price per share of equity awards will be based on the average of the high and the low trading prices during the first three trading days of the Company’s permitted trading period following the release of the prior year fourth quarter results and the current year second quarter results, as applicable.